Exhibit 2

DIRECTORS AND EXECUTIVE OFFICERS OF GOLDEN BRIGHTER

The name, business address, present principal employment and citizenship of the sole director of Golden Brighter are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Baron Ren	ROOM 1202, Tower A, New Mandarin Plaza, 14 Science Museum Road, Tsimshatsui East, Kowloon, Hong Kong	Director of Golden Brighter	The Republic of Guinea-Bissau

Golden Brighter is 100% owned by Mr. Baron Ren. Mr. Ren is the sole director of Golden Brighter.